Exhibit 99.1

Investor Contacts:
Olga Guyette, Vice President-Investor Relations & Treasury (781) 356-9763 olga.guyette@haemonetics.com	David Trenk, Manager-Investor Relations (203) 733-4987 david.trenk@haemonetics.com
Media Contact:
Josh Gitelson, Senior Director-Global Communications (781) 356-9776 josh.gitelson@haemonetics.com

Haemonetics Announces Executive Leadership Updates

Frank Chan joins Haemonetics as Executive Vice President, Chief Operating Officer;
Roy Galvin named Executive Vice President, Chief Commercial Officer

BOSTON, March 3, 2025 -- Haemonetics Corporation (NYSE: HAE), a global medical technology company focused on delivering innovative medical solutions to drive better patient outcomes, today announced updates to its Executive Leadership team. Frank Chan, Ph.D. will join Haemonetics as Executive Vice President, Chief Operating Officer on April 7, 2025, and Roy Galvin has been appointed as the company’s Executive Vice President, Chief Commercial Officer effective immediately.

As Chief Operating Officer, Chan will direct Haemonetics’ research and development as well as regulatory affairs, driving innovation and operational excellence to support the company’s growth. He will also oversee Haemonetics’ global manufacturing and supply chain operations. He will report to Chris Simon, Haemonetics' President and Chief Executive Officer.

With more than 25 years of experience in medical device and healthcare technology leadership, Chan has successfully delivered innovative solutions to market, expanded patient access with global market development, and led business transformation initiatives across large organizations. He joins Haemonetics from Medtronic plc, where he served as President of Acute Care & Monitoring, overseeing a global portfolio of airway management, patient monitoring, and connected care solutions. Prior to Medtronic, he held roles of increasing responsibility at Covidien plc (acquired by Medtronic) and DePuy Orthapaedics, Inc. (a Johnson & Johnson company).

Galvin joined Haemonetics in 2022 as President, Global Plasma and Blood Center. As Chief Commercial Officer, he will now have responsibility for the company’s Global Hospital business as well as Global Plasma and Blood Center, directing all commercialization initiatives to expand the reach and breadth of Haemonetics’ full product portfolio. Galvin brings to the role extensive experience in the global healthcare technology field for hospitals and the surgical suite, with over 25 years working at Medtronic plc scaling businesses in the Neuroscience and Orthopedic markets.

“We are executing our long-range plan to achieve exciting growth and build a foundation for sustained success. By strengthening our executive leadership with the addition of Frank Chan and an expanded role for Roy Galvin, we are well-positioned to drive the next phase of our growth,” said Chris Simon.

About Haemonetics:

Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing a suite of innovative medical products and solutions for customers, to help them improve patient care and reduce the cost of healthcare. Our technology addresses important medical markets: blood and plasma component collection, the surgical suite and hospital transfusion services. To learn more about Haemonetics, visit www.haemonetics.com.